EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-67465 and 333-65358) and Form S-8 (Nos. 33-61667; 333-01421; 333-02623; 333-32635; 333-51627; 333-51635; 333-76887; 333-82691; 333-38846; 333-47968; 333-48532; 333-65774; 333-68450; 333-74036 and 333-100671) of U.S. Bancorp of our report dated January 21, 2003, except for the effects of the adoption of the fair value provisions under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as discussed in Note 2 of the Notes to Consolidated Financial Statements, and the effects of presenting discontinued operations, as discussed in Note 4 of the Notes to Consolidated Financial Statements, as to which the date of each is December 31, 2003, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
February 27, 2004